Exhibit 99.1

Contact: Jeff Hall, Chief Financial Officer David Myers, Vice President Investor Relations (314) 810-3115 investor.relations@express-scripts.com	Media Contact Steve Lirttlejohn 314-996-0981

Express Scripts Reports New Threats Tied to Data Security Breach
Company Announces $1 Million Reward
Company Hires Kroll to Offer Data Security Consultation,
Investigation and Restoration to its Members

ST. LOUIS, November 11, 2008 – Express Scripts (Nasdaq: ESRX), one of the largest pharmacy benefit management companies in North America, announced today that a small number of its clients have received letters threatening to expose the personal information of its members. The threats are believed to be connected to an extortion threat the company made public last week.

The letters, which were received by Express Scripts’ clients in the past few days, are similar in form to the one that Express Scripts said it received in early October from an unknown person or persons threatening to publicly expose millions of the company’s members’ records if an extortion threat was not met. That original letter included the personal data of 75 Express Scripts members. The company publicly disclosed the extortion threat last week and is notifying affected members.

Express Scripts said it immediately informed the FBI about the new threats. The company also said it was establishing a reward totaling $1 million for the person or persons who provide information resulting in the arrest and conviction of those responsible for these criminal acts.  The company said anyone with information about the extortion threats should contact the FBI at 800-CALL-FBI.

“We are cooperating fully with the FBI to assist them in their investigation and doing what we can to protect our members,” said George Paz, CEO and Chairman of Express Scripts. “We hope that establishing a reward will bring forward useful information. We will do what we can to help find those responsible as quickly as possible.”

In a separate announcement, Express Scripts said it would offer its members free identity restoration services if they become victims of identity theft because of this incident.

“Express Scripts recognizes that this situation is concerning to our clients and members,” said Paz. “We want to assure them that they will have our constant support until their issues are resolved.”

Express Scripts said it has contracted with Kroll, a New York-based risk-consulting firm and global data security leader to offer expert assistance to its members if  they have become victims of identity theft because of this incident.  The members will have access to Kroll’s expert consultants and licensed investigators who will work with them to evaluate their cases and determine the appropriate course of action. Express Scripts said that it is not aware of any actual misuse of its members’ data.

Details about Kroll’s services and the credit restoration offer can be found at www.esisupports.com.

Headquartered in St. Louis, Missouri, Express Scripts, Inc. is one of the largest PBM companies in North America.  It provides pharmacy benefit management services to thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, workers' compensation, and union-sponsored benefit plans.

More information about the company can be found at http://www.express-scripts.com

About Kroll

Kroll, the world's leading risk-consulting company, provides a broad range of investigative, intelligence, financial, security and technology services to help clients reduce risks, solve problems and capitalize on opportunities. Kroll Inc. is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (NYSE: MMC), the global professional services firm.  Kroll began providing identity theft solutions in 1999 and created its Fraud Solutions practice in 2002 in response to increasing requests from clients for counsel and services associated with the loss of sensitive personal information, and related identity protection and restoration issues facing organizations and individuals.

For more information, visit: www.krollfraudsolutions.com .